Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

22 September 2025

1-345-814-7786
cora.miller@conyers.com

Yueda Digital Holding

Suite 301

No. 26 Dongzhimenwai Street

Chaoyang District Beijing 100027

The People’s Republic of China

Dear Madams and Sirs,

Re: Yueda Digital Holding (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) relating to the registration of an aggregate of 4,679,322 Class A ordinary shares of the Company of par value US$0.04 per share (the “Shares”) to be issued pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan originally dated 5 August 2025 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	the Certificate of Incorporation dated 12 April 2007, the certificate of incorporation on change of name of the Company dated 27 May 2019 and the Third Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 3 September 2025 (collectively, the “Constitutional Documents”);

1.4.	a copy of unanimous written resolutions of the directors of the Company dated 5 August 2025 and 18 September 2025 and minutes of the extraordinary general meeting of the shareholders of the Company held on 3 September 2025 (collectively, the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 18 September 2025 (the “Certificate Date”);

1.6.	a copy of a certificate of incumbency of the Company issued by Conyers Trust Company (Cayman) Limited dated 18 September 2025 (the “Incumbency Certificate” and together with the Constitutional Documents, Good Standing Certificate, Incumbency Certificate, Officer’s Certificate and the Resolutions, the “Corporate Documents”);

1.7.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 18 September 2025 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 18 September 2025; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Transaction Documents, Corporate Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that the Company will issue the Shares in furtherance of its objects as set out in its Constitutional Documents;

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2.7.	that all shareholder and director resolutions of the Company necessary to adopt the and/or approve the Constitutional Documents have been duly and validly adopted and remain in full force and effect such that the authorised and issued share capital of the Company is as contemplated in the Registration Statement and the Prospectus and that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.8.	that, upon the issue of any Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.9.	the transactions contemplated under the Transaction Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

2.10.	that on the date of entering into the Transaction Documents to which is it a party, the Company is and after entering into the Transaction Documents to which it is a party, will be able to pay its liabilities as they become due;

2.11.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will or have been duly filed with and declared effective by the Commission;

2.12.	the Company will have sufficient authorised capital to effect the issue of each of the Shares at the time of issuance pursuant to the Transaction Documents; and

2.13.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation of the Company.

3.2.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (As Revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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